Exhibit 99.1

The Hanover Reports Third Quarter Net Income and

Operating Income(1) of $2.06 and $1.83 per Diluted Share, Respectively;

Combined Ratio of 94.2%, including Catastrophe Impact of 2.3 points

WORCESTER, Mass., November 3, 2016—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $88.4 million, or $2.06 per diluted share, for the third quarter of 2016, compared to net income of $78.3 million, or $1.74 per diluted share, in the prior-year quarter. Operating income was $78.6 million, or $1.83 per diluted share, for the third quarter of 2016, compared to $72.2 million, or $1.61 per diluted share, in the prior-year quarter.

Third Quarter Highlights

•	Combined ratio of 94.2%, including 2.3 points of catastrophe losses

•	Net premiums written(2) of $1.3 billion; up 4.3%, driven by growth in domestic businesses

•	Continued price increases in Commercial and Personal Lines

•	Stable net investment income of $67.8 million

•	Book value per share of $72.08, up 2.1% from June 30, 2016, and up 8.9% from December 31, 2015; book value per share excluding net unrealized gains on investments of $64.48, up 2.4% and 2.8%, respectively

•	Repurchased approximately 465,000 shares of common stock for $37.7 million

	Three months ended		Nine months ended
	September 30		September 30
($ In millions, except per share data)	2016	2015	2016	2015
Net premiums written	$1,250.9	$1,199.6	$3,616.8	$3,708.1
Operating income	78.6	72.2	204.1	199.7
per diluted share	1.83	1.61	4.71	4.43
Net income	88.4	78.3	168.6	253.9
per diluted share	2.06	1.74	3.89	5.64
Net investment income	67.8	68.3	205.2	209.1
Book value per share	$72.08	$66.55	$72.08	$66.55
Ending shares outstanding	42.3	43.2	42.3	43.2
Combined ratio	94.2%	94.9%	95.5%	95.9%
Combined ratio, excluding catastrophes(3)	91.9%	90.9%	92.3%	91.6%

“We are pleased with our performance in the quarter, generating operating earnings per share of $1.83 and a return on equity of 11.6%,” said Joseph M. Zubretsky, president and chief executive officer at The Hanover. “Our results reflect a modest level of catastrophe losses, stable accident year loss ratios across all businesses, healthy and controlled net written premium growth and continuing pricing increases in domestic lines. While challenges remain, we are pleased with the execution of our business strategies, growth momentum and risk selection in the current difficult market, and excited about the strategic prospects that lie ahead.”

“We achieved a combined ratio of 94.2% in the quarter and a stable stream of net investment income despite the ongoing low interest rate environment,” commented Eugene Bullis, interim chief financial officer at The Hanover. “The strength of our capital position provides a solid foundation on which to grow our business. Book value per share was up 2.1% in the quarter and up 8.9% from year end, as we remained focused on delivering shareholder value.”

Third Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $42.5 million, compared to $47.1 million in the third quarter of 2015. The Commercial Lines combined ratio was 99.2%, compared to 98.3% in the prior-year quarter. Catastrophe losses were $17.7 million, or 3.0 points of the combined ratio, compared to $13.8 million, or 2.5 points, in the prior-year quarter. Third quarter 2016 results also reflected net unfavorable prior-year loss reserve development of $19.3 million, or 3.3 points of the combined ratio, compared to $11.8 million, or 2.1 points, in the third quarter of 2015. The unfavorable development in the third quarter of 2016 was driven by Other commercial lines, primarily related to terminated AIX program business, as well as liability coverages in the commercial multi-peril line.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), improved by 0.8 points to 92.9%, compared to 93.7% in the prior-year quarter, due to prior pricing, business mix initiatives and favorable property loss experience in commercial multi-peril.

Net premiums written were $647.3 million in the quarter, up 4.8% from the prior-year quarter, driven by pricing increases and improved retention. Core commercial(5) business pricing increases remained consistent with the second quarter 2016 at 3.9%.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2016	2015	2016	2015
Net premiums written	$647.3	$617.6	$1,831.5	$1,768.6
Net premiums earned	587.2	560.4	1,733.3	1,663.6
Operating income before taxes	42.5	47.1	129.2	126.5

Loss and LAE ratio	63.5%	62.5%	63.1%	63.1%
Expense ratio(6)	35.7%	35.8%	36.0%	36.1%

Combined ratio	99.2%	98.3%	99.1%	99.2%

Combined ratio, excluding catastrophe losses	96.2%	95.8%	95.5%	94.9%
Current accident year combined ratio, excluding catastrophe losses	92.9%	93.7%	92.0%	93.8%

Personal Lines

Personal Lines operating income before taxes was $41.7 million in the quarter, compared to $37.2 million in the third quarter of 2015. The Personal Lines combined ratio was 93.1%, compared to 94.2% in the prior-year quarter. Catastrophe losses were $12.3 million, or 3.3 points of the combined ratio, compared to $20.1 million, or 5.6 points, in the prior-year quarter. Third quarter 2016 results also reflected net favorable prior-year reserve development of $1.1 million, or 0.3 points of the combined ratio, compared to net favorable prior-year reserve development of $2.5 million, or 0.7 points, in the third quarter of 2015.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 90.1%, compared to 89.3% in the prior-year quarter, and reflected a higher expense ratio due to higher agency performance-based compensation, consistent with strong results year-to-date.

Underlying the consistent Personal Lines’ current accident year loss ratio, excluding catastrophes, was a one point increase in the auto loss ratio due to higher severity of property and physical damage claims, which was offset by favorable loss experience in the homeowners line as a result of the ongoing impact of higher rate, as well as lower non-catastrophe weather losses.

Net premiums written were $407.5 million in the quarter, up 6.3% from the prior-year quarter, due to increased new business, rate and improved retention. Personal Lines average rate increase in the third quarter 2016 was 4.2%.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2016	2015	2016	2015
Net premiums written	$407.5	$383.3	$1,139.8	$1,088.0
Net premiums earned	371.5	358.6	1,094.8	1,068.2
Operating income before taxes	41.7	37.2	136.2	91.6

Loss and LAE ratio	64.1%	66.1%	63.7%	68.2%
Expense ratio	29.0%	28.1%	28.2%	27.9%

Combined ratio	93.1%	94.2%	91.9%	96.1%

Combined ratio, excluding catastrophe losses	89.8%	88.6%	88.7%	89.9%
Current accident year combined ratio, excluding catastrophe losses	90.1%	89.3%	88.8%	90.5%

Chaucer

Chaucer’s operating income before taxes was $48.4 million in the quarter, compared to $41.2 million in the third quarter of 2015. Chaucer’s combined ratio was 81.3%, compared to 87.2% in the prior-year quarter. Catastrophe losses were a benefit of $3.1 million, or 1.5 points of the combined ratio, including net favorable development on prior-year catastrophe losses. This compared to a loss of $11.9 million, or 5.1 points, in the prior-year quarter. Third quarter 2016 results also reflected net favorable prior-year reserve development on non-catastrophe losses of $26.6 million, or 13.2 points of the combined ratio, compared to $32.1 million, or 13.9 points, in the third quarter of 2015.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 96.0%, consistent with the prior-year quarter.

Net premiums written were $196.1 million(2) in the quarter, down 1.3%, driven by the increased use of reinsurance.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2016	2015	2016	2015
Net premiums written(2)	$196.1	$198.7	$645.5	$851.5
Net premiums earned	202.2	231.1	629.6	835.1
Operating income before taxes	48.4	41.2	87.6	132.4

Loss and LAE ratio	39.9%	44.6%	52.2%	51.4%
Expense ratio	41.4%	42.6%	39.3%	37.5%

Combined ratio	81.3%	87.2%	91.5%	88.9%

Combined ratio, excluding catastrophe losses	82.8%	82.1%	89.7%	86.8%
Current accident year combined ratio, excluding catastrophe losses	96.0%	96.0%	100.0%	97.5%

Investments

Net investment income was $67.8 million for the third quarter of 2016, compared to $68.3 million in the prior-year quarter. The decrease was primarily due to the impact of lower new money yields, partially offset by investing higher net cash flows. The average pre-tax earned yield on fixed maturities was 3.43% and 3.64% for the third quarters 2016 and 2015, respectively. Total pre-tax earned yield was 3.31% and 3.45% for the third quarters 2016 and 2015, respectively.

Net realized investment gains were $4.2 million in the third quarter of 2016, including $0.1 million of impairment charges. In the third quarter of 2015, net realized investment gains were $8.0 million, including $4.2 million of impairment charges.

The company held $8.8 billion in cash and invested assets on September 30, 2016. Fixed maturities and cash represented 88% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Pre-tax net unrealized investment gains increased $4.6 million during the third quarter of 2016, to $382.1 million at September 30, 2016, from $377.5 million at June 30, 2016. During the first nine months of 2016, pre-tax net unrealized investment gains increased $281.2 million. The change in net unrealized investment gains for both periods was primarily due to lower prevailing interest rates, and to a lesser extent, narrower credit spreads.

Capitalization, Shareholders’ Equity and Other Items

Book value per share was $72.08, up 2.1% from June 30, 2016, and 8.9% from December 31, 2015, primarily driven by increases in unrealized investment gains and earnings accretion. Book value per share, excluding net unrealized gains on investments, was $64.48, up 2.4% from June 30, 2016, and 2.8% from December 31, 2015, primarily driven by operating earnings accretion, partially offset by payment of dividends and charges related to the retirement of debt in the second quarter of 2016.

During the quarter, the company repurchased approximately 465,000 shares of common stock for $37.7 million, at an average price of $81.06 per share. On November 3, the company had $184 million of remaining capacity under its existing $900 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its third quarter results on Friday, November 4, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-877-280-4959 in the U.S. and 1-857-244-7316 internationally. The conference code is 60213320. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover’s third quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

($ in millions)	September 30 2016	December 31 2015
Assets
Total investments	$8,496.1	$7,953.4
Cash and cash equivalents	315.9	338.8
Premiums and accounts receivable, net	1,534.9	1,391.7
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,655.1	2,635.0
Other assets	1,361.7	1,462.3

Total assets	14,363.7	13,781.2

Liabilities
Loss and loss adjustment expense reserves	6,802.3	6,574.4
Unearned premiums	2,684.8	2,540.8
Debt	797.9	803.1
Other liabilities	1,033.0	1,018.5

Total liabilities	11,318.0	10,936.8

Total shareholders’ equity	3,045.7	2,844.4

Total liabilities and shareholders’ equity	$14,363.7	$13,781.2

The Hanover Insurance Group, Inc.

Condensed Consolidated Income Statement

	Three months ended September 30		Nine months ended September 30
($ in millions)	2016	2015	2016	2015
Revenues
Premiums earned	$1,160.9	$1,150.1	$3,457.7	$3,566.9
Net investment income	67.8	68.3	205.2	209.1
Total net realized investment gains	4.2	8.0	5.0	30.0
Fees and other income	8.3	7.1	22.9	23.3

Total revenues	1,241.2	1,233.5	3,690.8	3,829.3

Losses and expenses
Losses and loss adjustment expenses	692.0	690.7	2,121.3	2,208.7
Amortization of deferred acquisition costs	257.9	259.0	771.4	781.6
Interest expense	12.5	14.8	42.8	45.9
Gain on disposal of U.K. motor business	(0.1)	—	(1.3)	(37.7)
Net loss from repayment of debt	—	5.6	86.1	24.1
Other operating expenses	154.8	153.0	445.4	466.7

Total losses and expenses	1,117.1	1,123.1	3,465.7	3,489.3

Income from continuing operations before income taxes	124.1	110.4	225.1	340.0
Income tax expense	35.8	33.2	56.8	87.0

Income from continuing operations	88.3	77.2	168.3	253.0
Discontinued operations	0.1	1.1	0.3	0.9

Net income	$88.4	$78.3	$168.6	$253.9

The following is a reconciliation from operating income to net income(7):

The Hanover Insurance Group, Inc.

	Three months ended September 30				Nine months ended September 30
	2016		2015		2016		2015
($ in millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$42.5		$47.1		$129.2		$126.5
Personal Lines	41.7		37.2		136.2		91.6
Chaucer	48.4		41.2		87.6		132.4
Other	(2.8)		(2.9)		(8.1)		(8.0)

Total	129.8		122.6		344.9		342.5
Interest expense	(12.5)		(14.8)		(42.8)		(45.9)

Operating income before income taxes	117.3	$2.73	107.8	$2.40	302.1	$6.97	296.6	$6.58.
Income tax expense on operating income	(38.7)	(0.90)	(35.6)	(0.79)	(98.0)	(2.26)	(96.9)	(2.15)

Operating income after income taxes	78.6	1.83	72.2	1.61	204.1	4.71	199.7	4.43
Gain on disposal of U.K motor business, net of tax	—	—	—	—	0.9	0.02	40.3	0.90
Other non-operating items:
Net realized investment gains	4.2	0.10	8.0	0.18	5.0	0.12	30.0	0.67
Loss from repayment of debt	—	—	(5.6)	(0.12)	(86.1)	(1.99)	(24.1)	(0.54)
Other	2.5	0.06	0.2	—	2.8	0.07	(0.2)	—
Income tax benefit on other non-operating items	3.0	0.07	2.4	0.05	41.6	0.96	7.3	0.16

Income from continuing operations, net of taxes	88.3	2.06	77.2	1.72	168.3	3.89	253.0	5.62
Discontinued operations, net of taxes	0.1	—	1.1	0.02	0.3	—	0.9	0.02

Net income	$88.4	$2.06	$78.3	$1.74	$168.6	$3.89	$253.9	$5.64

Weighted average shares outstanding		43.0		44.9		43.3		45.0

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, “forward-looking statements” include statements in this press release or in such conference call regarding our ability to achieve financial goals and generate strong earnings, profitable growth and target returns in the short- and long-term; prospects for margin expansion through rate, risk selection and expense actions; ability to leverage our agency distribution network to expand shelf space with existing agents and generate growth; pricing compared to long-term loss trends; future trends of commercial multi-peril liability claims or relating to AIX program business; frequency and severity trends in personal and commercial auto; ability to leverage pricing, business mix and expense ratio improvement to drive commercial growth and profitability improvement; Commercial Lines account size and agency strategy to help manage competitive rate pressures; ability to achieve scale and expense leverage and expand capabilities in Specialty to improve results and increase profitable growth; success of technology investments and state and product expansion in Personal Lines, including our planned entry into Pennsylvania and into the near-affluent market; success of Platinum penetration to generate better margins; pricing and retention trends; impact of bodily injury and collision severity trends on auto rates; cost leverage for growth; the potential impact of capital actions and business investments; implications of Brexit and the effects and volatility of pound sterling and other currencies on earnings; impact of commodity prices on future earnings in light of Chaucer’s trade credit business; success of the proposed non-Lloyd’s platform in Dublin; the ability to manage the cyclical nature of Chaucer’s business, challenging market conditions, and long-term financial targets; maintain long-term profitability and leverage underwriting intellectual property, and international reach to uphold relevancy and leadership position at Chaucer; ability to create growth opportunities via new platforms and penetrating U.S. non-admitted market; success of Chaucer’s business initiatives to offset topline headwinds; the estimated impact of Hurricane Matthew on fourth quarter earnings and the assumed catastrophe rate; the outcome of our strategic planning process; the outcome of the annual actuarial reserving review in the fourth quarter 2016, which could impact the company’s carried reserves; increased income from expected “higher yielding assets;” impact of low new money yields and low interest rates on earnings; changes to investment approach, including participation in the tax-exempt space; ability of energy investment holdings to maintain their value in light of low oil prices and increased regulation; and financial and earnings guidance for the fourth quarter and full year 2016, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products such as commercial liability, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; and (vii) the inherent uncertainties of predicting future loss and pricing trends. Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 44 of the 2015 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2015 Annual Report on pages 78-80.

Net realized investment gains and losses are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development). A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months and nine months ended September 30, 2016 and 2015 is set forth in the table on page 7 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, property, energy, and casualty. For more information, please visit hanover.com.

Contact Information

Investors: Oksana Lukasheva E-mail: olukasheva@hanover.com 1-508-855-2063	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents The Hanover’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, property, energy, and casualty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1) Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 7 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2) Net premiums written for Chaucer as reported for the three and nine months ended September 30, 2015 do not reflect the June 30, 2015 transfer of $137.4 million of unearned premium reserves previously written by the U.K. motor business. This transfer of unearned premium reserves is part of the disposition of the U.K. motor business and has no impact on net premiums earned.

Reconciliation of net premiums written including U.K. motor transfer:

	Chaucer		Consolidated
	Three months ended	Nine months ended	Three months ended	Nine months ended
($ in millions)	September 30, 2015		September 30, 2015
Net premiums written:
Prior to the U.K. motor transfer	$198.7	$851.5	$1,199.6	$3,708.1
Ceded as part of the U.K. motor transfer	—	(137.4)	—	(137.4)

Total net premiums written including U.K. motor transfer	$198.7	$714.1	$1,199.6	$3,570.7

(3) Combined ratio, excluding catastrophes (catastrophe losses as discussed here and in all other measures include catastrophe loss development), is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(4) Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. This measure is also used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(5) Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S. generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on page 8 and 9 of the Third Quarter 2016 Financial Supplement.

(6) Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(7) The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, the cumulative effect of accounting changes and certain other items.